Plug Power Secures $6.5 Million Strategic Investment from Air Liquide

Investment is endorsement of Plug Power’s hydrogen fuel cell strategy by world leader in industrial gas products

LATHAM, NY – May 8, 2013 – Plug Power Inc. (NASDAQ: PLUG), a leader in providing clean, reliable energy solutions, today announced a $6.5 million (Euro 5 million) strategic investment from its partner Air Liquide, which includes a preferred stock purchase, increased ownership of the companies’ HyPulsion joint venture and an engineering services contract.

The investment is a significant endorsement of Plug Power’s strategy to grow its business of hydrogen fuel cells for forklift trucks and other horizontal markets.  The company has seen sales of its GenDrive fuel cells increase by 36 percent in 2012.  The products have been successfully deployed at customers such as Walmart, Sysco, P&G, BMW and the recently announced Ace Hardware Corp.

Including this investment, the company has raised $12 million so far in 2013.

“Air Liquide is a respected industry player, which is why this investment is a great validation of Plug Power’s strategy,” said Andy Marsh, Plug Power President and CEO. “The additional funds will be instrumental in providing the liquidity we need for growth. But the endorsement and board expertise we also get is just as important.”

Transaction Details

Air Liquide’s investment in Plug Power includes the following components:

  A $2.6 million (Euro 2 million) investment  in convertible preferred stock with a 60 percent conversion premium to market and an 8 percent coupon. As part of this stock purchase, an Air Liquide representative will join Plug Power’s board.  The parties have signed a Securities Purchase Agreement for the investment and the transaction is expected to close no later than May 22nd.

  Air Liquide also purchased from Plug Power a 25 percent ownership interest in HyPulsion for $3.3 million (Euro 2.5 million).  HyPulsion is a joint venture between Axane, an Air Liquide subsidiary, and Plug Power to market hydrogen fuel cells into European markets.   After the investment, Plug Power owns 20 percent of HyPulsion, but has the right to purchase a  majority interest in 2018.

  The companies have also signed a $659,000 (Euro 500,000) engineering service contract in order to accelerate the development of the European market for hydrogen forklift with the Europeanization of key components.

Further details relating to the preferred stock investment and related transactions can be found in Plug Power’s Current Report on Form 8-K filed today with the Securities and Exchange Commission.

About Plug Power Inc.

The architects of modern fuel cell technology, Plug Power revolutionized the industry with cost-effective power solutions that increase productivity, lower operating costs and reduce carbon footprints.  Long-standing relationships with industry leaders forged the path for Plug Power’s key accounts, including Walmart, Sysco, P&G and Mercedes.  With more than 3,000 GenDrive units deployed to material handling customers, accumulating over 8 million hours of runtime, Plug Power manufactures tomorrow’s incumbent power solutions today. Additional information about Plug Power is available at www.plugpower.com.

Safe Harbor Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to certain assumptions, risks and uncertainties, any of which are difficult to predict, are beyond our  control and that may cause our actual results to differ materially from the expectations in such forward-looking statements, including the risk that we may not have sufficient cash to fund our operations to profitability and that we may be required to seek strategic alternatives, including but not limited to a potential business combination or a sale of the company, or reduce and/or cease our operations, that unit orders will not ship, be installed and/or convert to revenue, in whole or in part; development of  our products may take longer and cost more than we expect and we may not be able to raise the necessary capital to fund such development costs; we may not be able to increase the margin on the sale of our products as much as expected or at all ; our actual net cash used for operating expenses may exceed our projected net cash for operating expenses; the fuel and fueling infrastructures for our products may not be available or may cost more than expected; our GenDrive system may not reach wider market acceptance; we may not be able to establish and maintain necessary relationships with third parties for product development, manufacturing, distribution and servicing and the supply of key product components; components and parts for our products may not be available or may cost more than expected; we may be unable to develop commercially viable products; we may be unable to reduce product and manufacturing costs; we may be unable to successfully expand our product lines; we may be unable to improve system reliability for GenDrive; we may suffer price competition and competition from other traditional and alternative energy companies; we may be unable to manufacture products on a large-scale commercial basis; we may be unable to protect our intellectual property; compliance with current and future governmental regulations may be costly; and other risks and uncertainties discussed under "Item IA-Risk Factors" in our annual report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Securities and Exchange Commission ("SEC") on April 1, 2013 and as amended on April 30, 2013, and the reports we file from time to time with the SEC. We do not intend to, and we undertake no duty to update any forward-looking statements as a result of new information or future events.

For additional information contact:

David Rodewald / Amber Hack +1 805-494-9508

The David James Agency | Plug Power

plugpower@davidjamesagency.com